Exhibit 10.46

INTERCONNECTION AGREEMENT UNDER SECTIONS 251 AND 252 OF THE
TELECOMMUNICATIONS ACT OF 1996

Dated as of February 4, 1999

by and between

NEW ENGLAND TELEPHONE AND TELEGRAPH COMPANY d/b/a BELL
ATLANTIC- RHODE ISLAND

and

COX RHODE ISLAND TELCOM II, L.L.C. d/b/a COX COMMUNICATIONS

Dated: February 4, 1999

I

9.0	NOT ADOPTED

10.0	NOT ADOPTED

11.0	NOT ADOPTED

12.0	NOT ADOPTED

13.0	NOT ADOPTED

14.0	NOT ADOPTED

15.0	NOT ADOPTED

II

16.0	NOT ADOPTED

17.0	DATABASES AND SIGNALING		XXII

18.0	NOT ADOPTED		XXII

19.0	DIRECTORY SERVICES ARRANGEMENTS		XXIII
	19.1	Directory Listings and Directory Distributions	XXIII
	19.2	Directory Assistance (DA) and Operator Services	XXIV
	19.3	Wholesale Busy Line Verification and Interrupt (BLV/I)	XXIV
	19.4	Direct Access to Directory Assistance (DADA)	XXV
	19.5	Operator Emergency Bulletin Service	XXV
	19.6	Operator Pass Through Service	XXVI

20.0	COORDINATION WITH TARIFF TERMS/GENERAL RESPONSIBILITIES OF THE PARTIES

21.0	NOT ADOPTED

22.0	NOT ADOPTED

23.0	NOT ADOPTED

III

24.0	NOT ADOPTED

25.0	NOT ADOPTED

26.0	NOT ADOPTED

27.0	NOT ADOPTED

28.0	NOT ADOPTED

29.0	NOT ADOPTED

IV

4.0 INTERCONNECTION PURSUANT TO SECTION 251(c)(2)

          Subject to the terms and conditions of this Agreement, Interconnection of the Parties’ facilities and equipment pursuant to Section 4.0 for the transmission and routing of Telephone Exchange Service traffic and Exchange Access traffic shall be, to the extent possible, established on or before the corresponding “Interconnection Activation Date” shown for the State of Rhode Island on Schedule 4.0. Schedule 4.0 may be revised and supplemented from time to time upon the mutual agreement of the Parties. Interconnection in the LATA shall be accomplished through either: (i) a Fiber-Meet as provided in Section 4.2; (ii) Collocation as provided in Section 12.0; (iii) any other Interconnection method provided by applicable tariff, law, rule or regulation; or (iv) any other Interconnection method to which the Parties may agree.

4.1	Scope

          Section 4.0 describes the physical architecture for Interconnection of the Parties’ facilities and equipment for the transmission and routing of Local Traffic and IntraLATA toll traffic pursuant to Section 251(c)(2) of the Act. Sections 5.0 and 6.0 prescribe the specific logical trunk groups (and traffic routing parameters) which will be configured over the physical connections described in this Section (4.0) related to the transmission and routing of Telephone Exchange Service traffic and Exchange Access traffic, respectively. Other trunk groups, as described in this Agreement, may be configured using this architecture.

4.2	Physical Architecture

          Cox and BA-RI shall configure a joint network configuration and Grooming Process (“Joint Grooming Process” as defined in Section 8.1). Both Parties will endeavor to provide a diverse reliable network that incorporates the most practicable technologies.

4.2.1 Network architecture under the Joint Grooming Process shall be established under the following minimum criteria:

(a)

The Parties shall establish physical interconnection points at the locations designated on Schedule 4.0. Points on the Cox network from which Cox will provide transport and termination of traffic are designated as the Cox Interconnection Points (Cox-IP). Points on the BA-RI network from which BA-RI will provide transport and termination of traffic are designated as the BA-RI Interconnection Points (BA-IP). Additional interconnection

V

points may be established by mutual agreement of both parties at any technically feasible points consistent with Act.

(b)

Each Party will provide owned or leased facilities to deliver traffic originated on its respective networks to the designated interconnection points of the other Party’s network. The Party terminating the traffic will be responsible for providing all of the transport and termination of calls beyond the designated interconnection point.

4.2.2 The Parties may interconnect their networks as provided in the Joint Grooming Process, unless an alternative plan is mutually agreed to by both parties.

4.3	Technical Specifications

          4.3.1 Cox and BA-RI shall work cooperatively to install and maintain a reliable network. Cox and BA-RI shall exchange appropriate information (i.e., maintenance contact numbers, network information, information required to comply with law enforcement and other security agencies of the Government and such other information as the Parties shall mutually agree) to achieve this desired reliability.

4.3.2 Cox and BA-RI shall work cooperatively to apply sound network management principles by invoking network management controls to alleviate or to prevent congestion.

          4.3.3 The publication “Bellcore Technical Publication GR-342-CORE; High Capacity Digital Special Access Service, Transmission Parameter Limits and Interface Combinations” describes the practices, procedures, specifications and interfaces generally utilized by BA-RI and is referenced herein to assist the Parties in meeting their respective interconnection responsibilities related to electrical/optical interfaces.

	5.0	TRANSMISSION AND ROUTING OF TELEPHONE EXCHANGE SERVICE TRAFFIC PURSUANT TO SECTION 251(c)(2)

5.1	Scope of Traffic

          Section 5.0 prescribes parameters for trunk groups (the Traffic Exchange Trunks) to be effected over the Interconnections specified in Section 4.0 for the transmission and routing of Local Traffic and IntraLATA Toll Traffic between the Parties’ respective Telephone Exchange Service Customers and where such traffic is not presubscribed for carriage by a third party carrier nor carried by a third party carrier as casual dialed (1OXXX and 1O1XXXX) traffic.

VI

5.2	Switching System Hierarchy

          5.2.1 For purposes of this Section (5.0), each of the following Central Office Switches shall be designated as a “Primary Switch”:

(a)	each Access Tandem BA-RI operates in the LATA;

(b)	the initial switch Cox employs to provide Telephone Exchange Service in the LATA;

(c)	any Access or other Tandem Cox may establish for provision of Exchange Access in the LATA;

(d)

any additional switch or virtual switch Cox may subsequently employ to provide Telephone Exchange Service in the LATA which Cox may at its sole option designate as a Primary Switch; provided that the total number of Cox Primary Switches for a LATA may not, without mutual agreement, exceed the total number of BA-RI Primary Switches for that LATA. To the extent Cox chooses to designate any additional switch as a Primary Switch, it shall provide notice to BA-RI of such designation at least ninety (90) days in advance of the date on which Cox activates such switch as a Primary Switch;

(e)

any additional Access Tandem switch BA-RI may subsequently employ within a LATA. Traffic destined to subtending Secondary Switches routed via such a tandem(s) would be determined by network requirements and notice made available to Cox and all LECs at least one hundred-eighty (180) days prior to service introduction.

          5.2.2 Each Central Office Switch operated by the Parties which is not designated as a Primary Switch pursuant to Section 5.2.1 shall be designated as a “Secondary Switch”.

          5.2.3 For purposes of Cox routing traffic to BA-RI, sub-tending arrangements between BA-RI Primary Switches and BA-RI Secondary Switches shall be the same as the Access Tandem/End Office sub-tending arrangements which BA-RI maintains for those switches. For purposes of BA-RI routing traffic to Cox, subtending arrangements between Cox’s Primary Switches and Cox’s Secondary Switches shall be the same as the Access Tandem/End Office subtending arrangements which Cox maintains for those switches.

VII

5.3	Trunk Group Architecture and Traffic Routing

          The Parties shall jointly engineer and configure Traffic Exchange Trunks over the physical Interconnection arrangements for the transport and termination of Telephone Exchange Service Traffic, as follows:

          5.3.1 The Parties shall initially configure a separate two-way trunk group that will operate as one-way or two-way as mutually agreed to by both Parties, as a direct transmission path between each Cox Primary Switch and each BA-RI Primary Switch.

          5.3.2 Notwithstanding anything to the contrary in this Section 5.0, if the two-way traffic volumes between any two Central Office Switches (whether Primary-Primary, Primary-Secondary or Secondary-Secondary) at any time exceeds the capacity of the installed trunks for the CCS busy hour equivalent of one DS1, the Parties shall within sixty (60) days after such occurrence add trunks or establish new direct trunk groups consistent with the grades of service and quality parameters set forth in the Joint Grooming Process.

          5.3.3 BA-RI and Cox will allow each other to route their intrastate and interstate switched access service traffic over the Traffic Exchange Trunk Groups pursuant to the rates, terms and conditions specified in each Party’s effective intrastate and interstate access tariffs or at generally available and prevailing rates, terms and conditions.

          5.3.4 Usage sensitive one-way trunks may be used to deliver local, intra, and interLATA interexchange cellular or other wireless traffic. If Cox terminates intra/interLATA, interexchange and cellular or other wireless traffic using the same trunk groups as it uses for terminating local traffic, Cox must provide usage percentages of the local traffic on the combined use trunk group and, where available, the calling party number (CPN) through SS7 signaling for all traffic terminated on the combined use trunk group or usage records necessary to confirm the usage percentages when requested by BA-RI.

          5.3.5 Upon Cox’s request, BA-RI will offer a flat rated interconnection trunk. The flat-rated interconnection trunk can only be used to deliver local traffic since measurement capabilities are not available for the other types of traffic (i.e.: toll, cellular and interLATA). The basis for the development of rates for the flat-rated interconnection trunk will be 6000 minutes of use per trunk per month per end office trunk and 7500 minutes of use per trunk per month per tandem trunk. A DS-1 will consist of twenty-four (24) trunks. This flat-rated option will only be offered upon request until the two-way usage sensitive trunks are available.

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5.4	Signaling

          5.4.1 Where available, CCIS signaling shall be used by the Parties to set up calls between the Parties’ Telephone Exchange Service networks. If CCIS signaling is unavailable, MF (Multi-Frequency) signaling shall be used by the Parties. Each Party shall charge the other Party equal and reciprocal rates for CCIS signaling in accordance with applicable tariffs. During the term of this Agreement neither Party shall charge the other Party additional usage-sensitive rates for SS7 queries (TCAP and ISUP) made for Local Traffic interchanged between the Parties.

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          5.4.2 The publication “Bellcore Special Report SR-TSV-002275, BOC Notes on the LEC Networks - Signaling” describes the practices, procedures and specifications generally utilized by BA-RI for signaling purposes and is referenced herein to assist the Parties in meeting their respective Interconnection responsibilities related to signaling.

          5.4.3 The Parties will cooperate on the exchange of Transactional Capabilities Application Part (TCAP) messages to facilitate interoperability of CCIS-based features between their respective networks, including all CLASS features and functions, to the extent each Party offers such features and functions to its Customers. All CCIS signaling parameters will be provided including, calling party number (CPN), originating line information (OLI), calling party category and charge number.

          5.4.4 Upon Cox’s request, each Party shall provide trunk groups, where available, that are configured utilizing the B8ZS ESF protocol for 64 Kbps clear channel transmission to allow for ISDN interoperability between the Parties’ respective networks.

5.5	Grades of Service

The Parties shall initially engineer and shall jointly monitor and enhance all trunk groups consistent with the Joint Grooming Process.

5.6	Measurement and Billing

          5.6.1 For billing purposes, each Party shall pass Calling Party Number (CPN) information on each call carried over the Local/intraLATA Trunks; provided that so long as the percentage of calls passed with CPN is greater than ninety percent (90%), all calls exchanged without CPN information shall be billed as either Local Traffic or IntraLATA Toll Traffic in direct proportion to the minutes of use of calls exchanged with CPN information.

          5.6.2 Measurement of billing minutes (except for originating 800/888 calls) shall be in actual conversation seconds. Measurement of billing minutes for originating 800/888 calls shall be in accordance with applicable tariffs.

          5.6.3 Where CPN is not available in a LATA for greater than ten percent (10%) of the traffic, the Party sending the traffic shall provide factors to determine the jurisdiction, as well as local vs. toll distinction, of the traffic. Such factors shall be supported by call record details that will be made available for review upon request. Where Parties are passing CPN but the receiving Party is not properly receiving or recording the information, the Parties shall cooperatively work to correctly identify the traffic, and establish a mutually agreeable mechanism that will prevent improperly rated traffic. Notwithstanding this, if any improperly rated traffic occurs, the Parties agree to reconcile it.

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5.7	Reciprocal Compensation Arrangements — Section 251(b)(5)

          5.7.1 Reciprocal Compensation only applies to the transport and termination of Local Traffic billable by BA-RI or Cox which a Telephone Exchange Service Customer originates on BA-RI’s or Cox’s network for termination on the other Party’s network except as provided in Section 5.7.6 below.

          5.7.2 The Parties shall compensate each other for transport and termination of Local Traffic in an equal and symmetrical manner at the rate provided in the Pricing Schedule. This rate is to be applied at the Cox-Interconnection Point for traffic delivered by BA-RI, and at the BA-RI-Interconnection Point for traffic delivered by Cox. No additional charges, including port or transport charges, shall apply for the termination of Local Traffic delivered to the Cox-Interconnection Point or the BA-RI-Interconnection Point unless that Interconnection Point is at a tandem. When Local Traffic is terminated over the same trunks as intraLATA or interLATA toll, any port or transport or other applicable access charges related to the toll traffic shall be prorated to be applied only to the toll traffic.

          5.7.3 The Reciprocal Compensation arrangements set forth in this Agreement are not applicable to Switched Exchange Access Service or to any other IntraLATA calls originated on a third Party carrier’s network on a 1+ presubscribed basis or a casual dialed (10XXX or 101XXXX) basis. All Switched Exchange Access Service and all IntraLATA Toll Traffic shall continue to be governed by the terms and conditions of the applicable federal and state tariffs.

          5.7.4 Each Party shall charge the other Party its effective applicable tariffed IntraLATA switched access rates for the transport and termination of all IntraLATA Toll Traffic.

          5.7.5 Local Traffic

                    5.7.5.1 Cox will pay BA-RI interim rates of $0.005 per minute for local traffic delivered at the BA-RI Tandem and $0.003 per minute for local traffic delivered at an end office. BA-RI will pay Cox $0.005 per minute for local traffic delivered to Cox’s switching facility in West Warwick except as provided in paragraph 5.7.5.2 below. When the RI PUC approves permanent rates, the permanent rates for tandem and end office termination will supersede the interim rates, without a retroactive true-up.

                    5.7.5.2 By mutual agreement or, absent agreement, in accordance with objective criteria to be established in advance, BA-RI may designate one or more Cox NXX’s for “Virtual” End Office connection and pay the end office rate ($0.003) instead of the tandem rate for all traffic delivered to those NXXs. Where Cox has made actual end office connection possible, BA-RI must directly connect

XI

in order to get the end office rate. The tacit understanding is that BA-RI will take advantage of this option whenever, but only where, BA-RI reasonably believes that an internet provider is being served from a particular NXX, and the objective criteria will be developed with that end in mind. Where internet traffic is not involved, the default rate of $0.005 will apply.

                    5.7.5.3 If the FCC subsequently determines that Internet traffic is subject to reciprocal compensation, (i.e., that Internet traffic is Local Traffic) no change will be required in the Cox/BA-RI arrangement. If the FCC determines that Internet traffic is not subject to reciprocal compensation, (i.e., that Internet traffic is not Local Traffic) then the parties will be compensated as determined by the FCC.

          5.7.6 Compensation for transport and termination of all traffic which has been subject to performance of INP by one Party for the other Party pursuant to Section 13.0 shall be as specified in Section 13.6.

          5.7.7 When either Party delivers seven (7) or ten (10) digit translated IntraLATA 800/888 service to the other Party for termination, the originating party shall provide the terminating Party with billing records in industry standard format (EMR) if required by the terminating Party. The originating Party may bill the terminating Party for the delivery of the traffic at local reciprocal compensation rates. The terminating Party may not bill the originating Party reciprocal compensation under this Agreement. The Party that is providing the 800/888 service shall pay the database inquiry charge, per the Pricing Schedule to the Party that performed the database inquiry.

5.8	Municipal Calling Service

          The Parties shall work cooperatively to facilitate each Party’s public service obligations as required by the PUC to provide its end user Customers with toll free Municipal Calling Service (MCS). Such cooperation shall include the sharing of certain account and toll free municipal (TFM) codes on a daily or other mutually agreeable basis and working with other industry participants to satisfactorily resolve MCS related measurement and billing issues associated with implementation of IntraLATA presubscription.

	6.0	TRANSMISSION AND ROUTING OF EXCHANGE ACCESS TRAFFIC PURSUANT TO SECTION 251(c)(2)

6.1	Scope of Traffic

          Section 6.0 prescribes parameters for certain trunk groups (Access Toll Connecting Trunks) to be established over the Interconnections specified in Section 4.0 for the transmission and routing of Exchange Access traffic between

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Cox’s Telephone Exchange Service Customers and Interexchange Carriers (IXCs).

6.2	Trunk Group Architecture and Traffic Routing

          6.2.1 The Parties shall, at Cox’s request, jointly establish “Access Toll Connecting Trunks” by which they will jointly provide tandem-transported Switched Exchange Access Services to Interexchange Carriers to enable such Interexchange Carriers to originate and terminate traffic from/to Cox’s Customers.

          6.2.2 Access Toll Connecting Trunks shall be used solely for the transmission and routing of Exchange Access traffic to allow Cox’s Customers to connect to or be connected to the interexchange trunks of any Interexchange Carrier which is connected to a BA-RI Access Tandem.

          6.2.3 The “Access Toll Connecting Trunks” shall be two-way trunks, and operated as one-way or two-way as mutually agreed to by both Parties. These trunks connect a Switch Cox utilizes to provide Telephone Exchange Service and Switched Exchange Access in a given LATA to an Access Tandem Switch BA-RI utilizes to provide Exchange Access in such LATA.

          6.2.4 The Parties shall jointly determine which BA-RI Access Tandem(s) will be sub-tended by each Cox Switch. Cox will consider but not be required to subtend the BA-RI Access Tandem that would have served the same rate center on BA-RI’s network. Alternative configurations will be discussed as part of the Joint Grooming Process.

6.3	Meet-Point Billing Arrangements

          6.3.1 Meet-Point Billing arrangements between the Parties for jointly-provided Switched Exchange Access Services on Access Toll Connecting Trunks will be governed by the terms and conditions of a mutually agreeable arrangement, in accordance with Ordering and Billing Forum Guidelines, which the Parties will cooperatively work to develop.

          6.3.2 Until and unless changed by the FCC on a going forward basis, Cox shall retain one hundred percent (100%) of the Residual Interconnection Charge in instances in which Cox provides the End Office switching.

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	7.0	TRANSPORT AND TERMINATION OF OTHER TYPES OF TRAFFIC

7.1	Information Services Traffic

          Bundled Information Provider (IP) Billing Arrangement. This section describes a cooperative billing arrangement to support interconnection to network services for recorded information programs. These are “pay-per-call” audiotext programs in which a vendor contracts with the local exchange carrier to provide recorded announcement information or open discussion programs to the general public. In specific LATA’s in the BA-RI region, BA-RI reserves exchanges 976, 550, 540, 970 and 940 for its Information Services Provider Customers offering the services addressed in the following paragraphs:

          Unbundled IP Billing Arrangement. This section describes a cooperative billing arrangement to support interconnection to network services for recorded information programs. These are “pay-per-call” audiotext programs in which a vendor contracts with the local exchange carrier to provide recorded announcement information or open discussion programs to the general public. In specific LATA’s in the BA-RI region, BA-RI reserves exchanges 976, 550, 540, 970 and 940 for its Information Services Provider Customers offering the services addressed in the following paragraphs:

	7.1.1	Bundled IP Billing Arrangement

7.1.1.1

Routing and Provisioning: Each Party shall route Information Service Traffic which originates on its own network to the appropriate information services platform(s) connected to the other Party’s network. Where Cox uses its own network facilities, Cox will establish a direct trunk group to the BA-RI information services tandem switch. This trunk group will be utilized to allow Cox to route Information Service Traffic originated on its network to BA-RI.

Where BA-RI routing plans permit a combination of POTS and IP traffic on such direct trunk groups, Cox may route a combination of POTS and IP traffic without establishing a separate direct trunk group exclusively for IP data. However, where BA-RI requires direct trunks dedicated to IP traffic, Cox must establish direct, dedicated trunking for its IP traffic. Such determinations will be at the sole discretion of BA-RI, on a par with its established routing requirements in each LATA, and are subject to change.

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Where Cox utilizes the BA-RI network through the purchase of unbundled network elements, Information Service Traffic may be routed over BA-RI information service trunks on a shared basis.

7.1.1.2	Information Mass Announcement Services

a)

For Information Mass Announcement Service, the Party (Originating Party) on whose network the Information Services Traffic originated shall bill and collect such Information Provider charges and remit an amount equal to such charges to the Party (Terminating Party) to whose information platform the Information Service Traffic terminated less the Information Service Billing and Collection fee set forth in the Pricing Schedule. The Terminating Party may bill the Originating Party for such charges. The Originating Party shall pay the Terminating party in full regardless of uncollectible items. This shall apply whether the Originating Party uses its own network or utilizes the other Party’s network through the purchase of unbundled network elements.

b)

Upon request, the Party (Originating Party) on whose network the Information Service Traffic originated shall provide, via electronic file transfer or magnetic tape or other means as available, all recorded call detail information to the Party (Terminating Party) to whose information platform the Information Service Traffic terminated, at the standard price for record transmission. This data shall be in unrated EMR format per OBF/Bellcore standard.

7.1.1.3	Variable Rated Information Services

a)

The Party (Originating Party) on whose network the Information Service Traffic originated shall provide, via electronic file transfer or magnetic tape or other means as available, all recorded call detail information to the Party (Terminating Party) to whose information platform the Information Service Traffic terminated, at the standard price for record transmission. This data shall be in unrated EMR format per OBF/Bellcore standard. This shall apply whether the Originating Party uses its own network or utilizes the other Party’s network through the purchase of unbundled network elements.

b)	The Terminating Party shall provide to the Originating Party, via electronic file transfer or magnetic tape or other means

XV

as available, all necessary information to bill the Information Service Traffic to the Originating Party’s Customers pursuant to the Terminating Party’s agreements with each Information Provider, at the standard price for record transmission. Information shall be provided in as timely a fashion as practical in order to facilitate record review and reflect actual prices set by the individual Information Providers. This data will consist of the EMR records previously delivered by the Originating Party, returned to the Originating Party in rated format where possible, or with appropriate indicators populated on error messages. No Billing and Collection fees will be applied to error messages. No taxes will be calculated or paid on the Originating Party’s traffic.

c)	The Originating Party shall bill and collect such Information Provider charges and remit the amounts collected to the Terminating Party less:

	(1)	the Information Services Billing and Collection fees set forth on the Pricing Schedule; and

	(2)	customer adjustments provided by the Originating Party. Adjustments are made for subscriber-priced traffic only.

d)	The Terminating Party shall calculate these charges and bill them to the Originating Party for remittance.

e)

The Originating Party shall provide to the Terminating Party sufficient information regarding uncollectibles and Customer adjustments. The Terminating Party shall pass through the adjustments to the Information Provider. However, if the Information Provider disputes such adjustments and refuses to accept such adjustments, the Originating Party shall reimburse the Terminating Party for all such disputed adjustments. Final resolution regarding all disputed adjustments shall be solely between the Originating Party and the Information Provider.

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	7.1.1.4	Blocking

Nothing in this Agreement shall restrict either Party from offering to its Exchange Service Customers the ability to block the completion of Information Service Traffic, whether Information Mass Announcement Services or Variable Rated Information Services.

	7.1.1.5	Billing and Usage Specifications

The Parties shall adopt an Information Provider Usage and Billing Specification Agreement prior to implementation of this billing arrangement. With the mutual consent of both Parties, the Information Provider Usage and Billing Specification Agreement may be modified in the future.

7.1.2	Unbundled IP Billing Arrangement:

	7.1.2.1	Routing and Provisioning

Each Party shall route Information Service Traffic which originates on its own network to the appropriate information services platform(s) connected to the other Party’s network. Where Cox uses its own network facilities, Cox will establish a direct trunk group to the BA-RI information services tandem switch. This trunk group will be utilized to allow Cox to route Information Service Traffic originated on its network to BA-RI. Where BA-RI routing plans permit a combination of POTS and IP traffic on such direct trunk groups, Cox may route a combination of POTS and IP traffic without establishing a separate direct trunk group exclusively for IP data. However, where BA-RI requires direct trunks dedicated to IP traffic, Cox must establish direct, dedicated trunking for its IP traffic. Such determinations will be at the sole discretion of BA-RI, on a par with its established routing requirements in each LATA, and are subject to change.

Where Cox utilizes the BA-RI network through the purchase of unbundled network elements, Information Service Traffic may be routed over BA-RI information service trunks on a shared basis.

	7.1.2.2	Information Mass Announcement Services

a)

For Information Mass Announcement Service, the Party (Originating Party) on whose network the Information Services Traffic originated shall bill and collect such Information Provider charges and remit an amount equal to such charges to the Party (Terminating Party) to whose

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information platform the Information Service Traffic terminated less the Information Service Billing and Collection fee set forth in the Pricing Schedule. The Terminating Party may bill the Originating Party for such charges. The Originating Party shall pay the Terminating Party in full regardless of uncollectible items. This shall apply whether the Originating Party uses its own network or utilizes the other party’s network through the purchase of unbundled network elements.

b)

Upon request, the Party (Originating Party) on whose network the Information Service Traffic originated shall provide, via electronic file transfer or magnetic tape or other means as available, all recorded call detail information to the Party (Terminating Party) to whose information platform the Information Service Traffic terminated, at the standard price for record transmission. This data shall be in unrated EMR format per OBF/Bellcore standard.

7.1.2.3	Variable Rated Information Services

a)

The Terminating Party shall charge the Originating Party $0.03 per minute of use for transport and switching. These charges shall be calculated by the Terminating Company and billed to the Originating Company. These charges shall apply whether the Originating Party uses its own network or utilizes the other Party’s network through the purchase of unbundled network elements. End user Customer adjustments shall not apply to these charges.

b)

Upon request from the Originating Party, the Terminating Party shall make available its Rating Service at a charge of $0.03 per message plus a $15,000 non-recurring charge. Under Rating Service, the Originating Party shall provide to the Terminating Party via electronic file transfer or magnetic tape or other means as available, recorded call detail information in unrated EMR format per OBF/Bellcore standard; the Terminating Party shall rate such calls placed by the Originating Party’s Customers and terminating to Information Provider services contracted with the Terminating Party, according to the rates established by such Information Providers. The Terminating Party shall then return the call records to the Originating Party, in rated format where possible, or with appropriate indicators populated on error messages. The Rating Service fee will be applied to all messages. In addition to the charges for

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Rating Service, standard charges will be made by the Terminating Party for the transmission and delivery of such records and files. The Terminating Party will not bill and collect for such rated calls. The Terminating Party will not calculate or pay taxes for such rated calls.

	c)	Alternatively, at the Originating Party’s option, it may purchase a rating table from the Terminating Party at the rate set forth in the Pricing Schedule.

d)

The Originating Party is responsible for all payments due the Information Providers to whose programs that Party’s Customer places calls, and other obligations and relationships with such Information Providers.

	e)	Resolution regarding all Customer adjustments shall be solely between the Originating Party and the Information Provider.

	7.1.2.4	Blocking

Nothing in this Agreement shall restrict either Party from offering to its Exchange Service Customers the ability to block the completion of Information Service Traffic, whether Information Mass Announcement Services or Variable Rated Information Services.

	7.1.2.5	Billing and Usage Specifications

The Parties shall adopt an Information Provider Usage and Billing Specification Agreement prior to implementation of this billing arrangement. With the mutual consent of both Parties, the Information Provider Usage and Billing Specification Agreement may be modified in the future.

7.2	Tandem Transit Service (Transit Service)

          7.2.1 “Transit Service” means the delivery of certain traffic between Cox and a LEC by BA-RI over the Local/IntraLATA/InterLATA Trunks. The following traffic types will be delivered: (i) Local or intraLATA Toll Traffic originated from Cox to such LEC; and (ii) Local Traffic or IntraLATA Toll Traffic originated from such LEC and terminated to Cox where BA-RI carries such traffic.

          7.2.2 Subject to Section 7.2.4, the Parties shall compensate each other for Transit Service as follows:

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a)

Cox shall pay BA-RI for Local Traffic Cox originated over the Transit Service at the rate specified in the Pricing Schedule plus any additional charges or costs such terminating LEC imposes or levies on BA-RI for the delivery or termination of such traffic, including any InterLATA or IntraLATA switched access charges;

b)

BA-RI shall pay Cox for Local, InterLATA, or IntraLATA Toll Traffic terminated to Cox from such LEC at the appropriate reciprocal compensation rates described in Section 5.7, InterLATA access rates, or at Cox applicable switched access or other rates or local termination rate, whichever is appropriate.

          7.2.3 BA-RI expects that all networks involved in transit traffic will deliver each call to each involved network with CCIS and the appropriate Transactional Capabilities Application Part (TCAP) message to facilitate full interoperability of those services supported by BA-RI and billing functions. In all cases, Cox is responsible to follow the Exchange Message Record (EMR) standard and exchange records with both BA-RI and the terminating LEC to facilitate the billing process to the originating network.

          7.2.4 BA-RI agrees that it shall make available to Cox, at Cox’s sole option, any Tandem Transit arrangement BA-RI offers to another Telecommunications Carrier at the same rates, terms, and conditions provided to such other Telecommunications carrier.

7.3	Dedicated Transit Service

          7.3.1 “Dedicated Transit Service” provides for the dedicated connection between a Cox collocation arrangement established pursuant to this Agreement or applicable tariffs and/or license agreements at a BA-RI premises and a collocation arrangement of a third party carrier that maintains a collocation arrangement at the same premises. Dedicated Transit Service shall be provided using a cross-connection (dedicated connection) using suitable BA-RI-provided cable or transmission facilities or any other mutually agreed upon arrangement. In the alternative, pursuant to Schedule 7.3.1, BA-RI will provide Cox with Dedicated Cable Support (“DCS”) to facilitate Interconnection with another CLEC located within the same common area in the central office.

          7.3.2 The carrier that requests the Dedicated Transit Service shall be the Customer of record for both ends of the service in terms of ordering, provisioning, maintenance, and billing. Alternative arrangements may be utilized if agreed upon by all three Parties.

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7.4	911/E911 Arrangements

          7.4.1 Cox will interconnect to the BA-RI 911/E911 selective router/E911 tandems which serve the areas in which Cox provides exchange services for the provision of E911 services and for access to all subtending Public Safety Answering Points (PSAPs). BA-RI will provide Cox with the appropriate CLLI codes and specifications of the tandem serving area.

          7.4.2 Path and route diverse interconnections for E911 shall be made at the Cox-IP, the BA-IP, or other points as necessary and mutually agreed to.

          7.4.3 BA-RI will provide Cox with an electronic interface through which Cox shall input and provide a daily update of E911 database information related to appropriate Cox Customers. BA-RI will provide Cox with the Master Street Address Guide (MSAG) so that Cox can ensure the accuracy of the data transfer. Additionally, BA-RI shall assist Cox in obtaining the subscriber number of the single PSAP which exists in Rhode Island.

          7.4.4 BA-RI and Cox will use their best efforts to facilitate the prompt, robust, reliable and efficient interconnection of Cox’s systems to the E911 platforms.

          7.4.5 Cox will compensate BA-RI for connections to its E911 System pursuant to the Pricing Schedule (Exhibit A hereto).

          7.4.6 Both Parties will comply with all applicable rules and regulations pertaining to the provision of E911 services in the State of Rhode Island.

8.0	JOINT NETWORK CONFIGURATION AND GROOMING PROCESS; INSTALLATION, MAINTENANCE, TESTING AND REPAIR.

8.1  Joint Network Configuration and Grooming Process

          8.1.1 Within six months after the date of this Agreement or as the Parties mutually agree, Cox and BA-RI shall jointly develop an implementation and grooming process (the Joint Grooming Process) which shall define and detail, inter-alia:

a)	agreement on Physical Architecture consistent with the guidelines defined in Section 4.0;

b)

standards to ensure that interconnection trunk groups experience a grade of service, availability and quality which is comparable to that achieved on interoffice trunks within BA-RI’s network and in accord with all appropriate

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relevant industry-accepted quality, reliability and availability standards;

c)

the respective duties and responsibilities of the Parties with respect to the administration and maintenance of the trunk groups, including but not limited to standards and procedures for notification and discoveries of trunk disconnects;

d)	disaster recovery provision escalations; and

e)	expedite provisions.

The initial mutual interconnection is not dependent upon completion of the Joint Grooming Process.

8.2 Installation, Maintenance, Testing and Repair.

          8.2.1. BA-RI’s standard intervals as set forth in Schedule 8.2, attached, will be utilized in connection with the establishment of all interconnection trunking arrangements between the Parties. Cox shall meet the same intervals for comparable installations, maintenance, joint testing, and repair of its facilities and services associated with or used in conjunction with interconnection or shall notify BA-RI of its inability to do so and will negotiate such intervals in good faith.

8.3 Party Review

          8.3.1. The Parties will carefully review the Network Reliability Council’s recommendations and, as part of the Joint Grooming Process, implement such recommendations where technically and economically feasible.

17.0	DATABASES AND SIGNALING

     BA-RI shall, at Cox’s election, provide Cox with electronic interfaces to access BA-RI’s databases, including LIDB and 800/888, and associated signaling necessary for the routing and completion of Cox’s traffic through the provision of SS7 under its applicable tariffs.

18.0	NOT ADOPTED

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19.0	DIRECTORY SERVICES ARRANGEMENTS

     BA-RI will provide certain directory services to Cox as defined herein. In this Section (19.0) of this Agreement, references to Cox Customer telephone numbers means telephone numbers falling within NXX codes directly assigned to Cox and to numbers which are retained by Cox on the Customer’s behalf pursuant to Interim Telecommunications Number Portability arrangements described in Section 13.0 of this Agreement.

19.1	Directory Listings and Directory Distributions

          19.1.1 BA-RI will include Cox Customers telephone numbers in all of its “White Pages” and “Yellow Pages” directory listings (including electronic directories) and directory assistance databases associated with the areas in which Cox provides services to such Customers, and will distribute such directories to such Customers, in an identical and transparent manner in which it provides those functions for its own Customers’ telephone numbers.

          19.1.2 BA-RI will include all Cox NXX codes on appropriate existing calling charts in the BA-RI Customer Guide section of the directory in the same manner as it provides this information for its own NXX codes.

          19.1.3 Cox will provide BA-RI with its directory listings and daily updates to those listings (including new, changed, and deleted listings) in a mutually agreed upon format at no charge.

          19.1.4 BA-RI will accord Cox directory listing information the same level of confidentiality which BA-RI accords its own directory listing information and in any event shall not distribute Cox’s directory listing information to third parties without Cox’s written consent.

          19.1.5 BA-RI shall provide Cox at no charge with: (i) one basic single line white and yellow page directory listing per business Customer number, or one basic single line white page directory listing per residence Customer number; (ii) directory distribution for Cox Customers; and (iii) listings of Cox Customers in the directory assistance database.

          19.1.6 BA-RI will provide Cox with a report of all Cox Customer listings ninety (90) days prior to directory publication in such form and format as may be mutually agreed to by both Parties. Both Parties shall use their best efforts to ensure the accurate listing of such information.

          19.1.7 Yellow Page Maintenance

     BA-RI will work cooperatively with Cox so that Yellow Pages advertisements purchased by Customers who switch their service to Cox (including Customers utilizing Interim Telecommunications Number Portability) are maintained without interruption. BA-RI will allow Cox Customers to purchase new Yellow Pages

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advertisements without discrimination, under the identical rates, terms and conditions that apply to BA-RI’s Customers.

19.1.8	Information Pages

     BA-RI will include in the “Information Pages” or comparable section of its White Pages Directories for areas served by Cox, listings provided by Cox for Cox’s installation, repair and Customer service information, including appropriate identifying logo. Cox shall be allocated one page. Such listings shall appear in the manner that such information appears for subscribers of BA-RI and other LECs. BA-RI shall not charge Cox for inclusion of this information.

19.2	Directory Assistance (DA) and Operator Services (OS)

          19.2.1 Upon request, BA will provide Cox with directory assistance and/or IntraLATA operator services in accordance with the rates and terms set forth in the Pricing Schedule (Exhibit A hereto) and the Directory Assistance and Operator Services Agreement appended hereto as Exhibit C.

          19.2.2 Cox shall arrange at its expense the trunking and other facilities required to transport traffic to and from the designated DA and OS switch locations.

19.3	Wholesale Busy Line Verification and Interrupt (BLV/I)

          19.3.1 Wholesale Busy Line Verification permits the operator of one local carrier to request the status of access lines (conversation in progress, available to receive calls, or out of order) that are served by another local carrier. Interrupt allows the operator of one local carrier to request interruption of conversation on access lines that have been determined to be in use.

          19.3.2 If Local Carrier A decides or is required by a regulatory body of competent jurisdiction to offer BLV/I services to enable its Customers to verify and/or interrupt calls of Local Carrier B’s Customers, the operator bureau of Local Carrier B shall accept and respond to Wholesale BLV/I requests from the operator bureau of Local Carrier A. Cox and BA-RI shall compensate the other Local Carrier for Wholesale BLV/I inquiries in accordance with the rates of the other Local Carrier’s Tariff or at the rates specified in Exhibit A of this Agreement for Wholesale BLV/I.

          19.3.3 The Local Carrier B operator shall only verify the status of the line or interrupt the line to inform the called party that another caller is attempting to reach them. The Local Carrier B operator will not complete the telephone call of the Customer initiating the BLV/I request. The Local Carrier B operator will make only one Wholesale BLV/I attempt per operator bureau telephone request, and the applicable charges apply whether or not the called party releases the line.

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Wholesale BLV/I cannot be performed on telephone numbers utilizing a “call forwarding” feature. The operator shall respond to only one telephone number per call on requests for Wholesale BLV/I.

          19.3.4 Each Local Carrier shall route Wholesale BLV/I traffic inquiries over separate direct trunks groups (and not the Local/IntraLATA/InterLATA Trunks established between the Local Carriers’ respective operator bureaus. Each Party shall offer interconnection for Wholesale BLV/I traffic at its operator services switch serving the LATA or other mutually agreed point within the LATA. Unless otherwise mutually agreed, the Parties shall configure Wholesale BLV/I trunks over the Interconnection architectures in accordance with the terms of Section 4 of this Agreement. Local Carrier A shall outpulse the appropriate NPA, ATC Code, and Routing Code (operator code) to Local Carrier B.

19.4	Direct Access to Directory Assistance (DADA)

     Direct Access to Directory Assistance (DADA) is a database service that provides for access to BA-RI listings by a Cox operator. The DADA database is a physically distinct entity from the BA-RI DA database, populated with identical listing data, and updated from the same source on a daily basis.

     Cox is required to arrange for interconnection to the database. BA-RI will interconnect at any technically feasible point designated by Cox.

     BA-RI will provide Cox with a User Guide for training its agents.

     Rates and Charges for DADA are set forth in the Pricing Schedule.

19.5 Operator Emergency Bulletin Service

     This option provides Cox with emergency numbers of police, fire, ambulance and Public Safety Answering Points (PSAP) in the BA-RI serving area so that Cox operators can connect callers directly to the proper emergency bureaus.

     The BA-RI Operator Emergency Bulletin Service lists the emergency, police, fire, ambulance and PSAP telephone numbers by municipality and in alphabetical order for each of the areas served by BA-RI.

     Operator Emergency Bulletin Service is available for use by Cox operators for the sole purpose of assisting callers in reaching an emergency bureau.

     Operator Emergency Bulletin Service is a copy of BA-RI’s own emergency bulletin. This agreement includes one annual copy of the bulletin plus periodic updates during the year. Independent telephone companies’ emergency numbers are not included (Exhibit A hereto).

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     Rates and charges for Operator Emergency Bulletin service are set forth in the Pricing Schedule.

19.6	Operator Passthrough Service

     This option provides Cox’s end users with access to operators of their Presubscribed Interexchange Carriers (IC) for operator assisted call completion. This option applies only when the Presubscribed IC provides Operator Services for Cox’s end users for calls originating from a particular LATA and is capable of receiving calls passed through it by BA-RI in that LATA.

     BA-RI will, when requested by Cox’s end user, connect that end user to a specified IC for operator call completion provided that IC offers operator services in that end user’s originating LATA and is capable of receiving calls passed through to it by BA-RI in that LATA.

     If the IC does not provide Operator Services for Cox’s end user, at the option of the IC, BA-RI will provide Cox’s end user with access to an IC designated Operator Services Provider or to a BA-RI provided announcement which will direct Cox’s end user to contact their Presubscribed IC for dialing instructions.

     The Operator Passthrough charge is applied on an operator work second basis, and rated using the 0-Operator Handled calls in the Pricing Schedule.

     Cox will be assessed this charge on calls that are passed through to either the Presubscribed IC’s operator, or a BA-RI provided recording indicating that the IC does not provide service in that area.

     Rates and charges applied to Operator Passthrough Service are set forth in the Pricing Schedule.

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